Federated Investors, Inc. Enters into New $425 Million Term-Loan Agreement

(PITTSBURGH, Pa., April 12, 2010) — Federated Investors, Inc. (NYSE: FII), one of the nation’s largest investment managers, today announced that the company entered into a new $425 million term-loan agreement. The new agreement amends and restates Federated’s existing $140 million term-loan agreement.

Proceeds from the new term loan will be used to refinance existing debt and for general corporate purposes. PNC Capital Markets LLC (sole bookrunner) and Citigroup Global Markets, Inc. were the joint lead arrangers for the syndicate, which included 20 additional banks.

The new term loan requires quarterly principal payments of $10.6 million per quarter for the first four years and $63.8 million per quarter for the fifth year with the final payment due upon expiration of the term loan on April 1, 2015. Related to the term-loan, Federated entered into an interest-rate swap with PNC Bank. The initial notional amount of the swap was $425 million that declines in accordance with principal payments associated with the new term loan. Federated will receive payments based on LIBOR and will make payments based on an annual fixed rate of 4.396 percent.

Federated Investors, Inc. is one of the largest investment managers in the United States, managing $389.3 billion in assets as of Dec. 31, 2009. With 145 funds and a variety of separately managed account options, Federated provides comprehensive investment management to more than 5,200 institutions and intermediaries including corporations, government entities, insurance companies, foundations and endowments, banks and broker/dealers. For more information, visit FederatedInvestors.com.

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Certain statements in this press release, such as those related to the company’s use of loan proceeds, constitute forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Other risks and uncertainties include the possibility that the company’s plans to use cash may change, and also include the risk factors discussed in the company’s annual and quarterly reports as filed with the Securities and Exchange Commission. As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and neither the company nor any other person assumes responsibility for the accuracy and completeness of such statements in the future.

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Meghan McAndrew 412-288-8103	Ed Costello 412-288-7538	Ray Hanley 412-288-1920